FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBERS,
ELECTION OF VICE CHAIRMAN OF THE BOARD
AND DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, November 21, 2005 – Thomas C. Gallagher, Chairman of the Board, President, and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced the election of Gary W. Rollins as a new Director of the Company. Mr. Rollins is currently Chief Executive Officer and President of Rollins, Inc. Mr. Rollins has held the position of Chief Executive Officer for over four years and has been President and Chief Operating Officer for 21 years. Rollins, Inc., a NYSE company, is one of the nation’s largest consumer services companies.

Mr. Gallagher stated, “Gary Rollins is an experienced and successful executive. We are pleased to have him joining our Board and we look forward to his contributions in the years ahead.”

In addition, the Board elected Jerry W. Nix, currently Executive Vice President – Finance and Chief Financial Officer, to the position of Vice Chairman of the Board. Mr. Nix was also elected as a new Director of the company.

Mr. Gallagher stated, “Jerry has been a real contributor to our success over the past 28 years and he is an extremely valuable member of our team. He has certainly earned this additional recognition.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of 31 1/4 cents per share on the Company’s common stock.

The dividend is payable January 2, 2006 to shareholders of record December 9, 2005.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.